                                                                    Exhibit 99.1




Friday, April 16, 2004

                                  PRESS RELEASE

                   Lawrence Financial Holdings, Inc. Announces
           Diluted Earnings Per Share of $0.11 for First Quarter 2004

LAWRENCE FINANCIAL HOLDINGS,  INC. (the "Company") - Ironton,  Ohio (OTCBB:LWFH)
                                                                           ----
reported basic earnings per share of $0.12 and diluted earnings per share of $0.11 for the three months ended March 31, 2004. Net income for the first quarter of 2004 was $72,000, a decrease of $55,000, or 44%, when compared to reported first quarter, 2003 results. Mr. Jack Blair, President and CEO of Lawrence Financial Holdings, Inc. remarked:

                  "The Company's net interest margin ("NIM") for the first quarter of 2004 averaged 4.08%, a five basis point improvement over the average NIM for the preceding quarter. The Company has been able to consistently generate a better than average NIM when compared to peer. Our ability to maintain a strong interest spread can be attributed to a stable pool of lower cost, core funding sources. The Company's net income has been reduced by a lack of quality loan volume and the increased costs that we must incur to remain a publicly traded company.

                  The biggest threat to our future growth is the fact that we already are second in market share within the area we serve. The market area itself offers minimal growth opportunities which means that we face an uphill battle to generate respectable earnings growth from current locations. The Board of Directors and management are committed to balancing risk with growth while staying focused on the best interests of the shareholders. To this end we are actively pursuing each of the following strategic options: increase interest income through the purchase of blocks of shorter term consumer loans from outside our market area; purchasing loan participations from local commercial banks; and reducing overhead expenses by implementing a variety of cost-saving actions. Several of these strategic options are already underway and can be accomplished in a relatively short period of time. However, some of these options will require a concentrated effort over several months before results may be realized. The longer term options are more complex and will require careful consideration on the part of the Board and management prior to implementation.

                  At some point every business faces a crossroad that defines the future direction of the Company. The key is to recognize the crossroad and choose the path that leads to the most opportunities for shareholders. The only strategic option that is not open for consideration is the option of doing nothing."

         During the first quarter of 2004, the Company experienced net charge-offs to the allowance for loan losses ("ALL") of approximately $203,000, compared to $234,000 in the fourth quarter of 2003. At March 31, 2004, the Company had a ratio of ALL to gross loans of 1.24% compared to 1.24% at the end of 2003 and 1.24% at March 31, 2003. The Company expensed $180,000 in provision for loan losses during the first quarter of 2004. We expect to maintain our monthly provision for loan losses in the second quarter of 2004 at $60,000 per month, or $180,000 for the quarter.

         Asset quality deteriorated in the first quarter of 2004 when compared to the fourth quarter of 2003. Non-performing assets totaled $2.3 million at March 31, 2004, or 1.87% of assets. Of this amount: $1.9 million were loans 90 days or more past due and still accruing ("Accr") interest; $391,000 were loans in a non-accrual ("N-Acr") status; and the remaining balance of $75,000 is other real estate property owned ("OREO"). The following table provides a summary of non-performing asset balances for the current quarter and the prior four quarters:

  ----------------------------------------------------------------------------------------------------
                     NPA       NPA       Accr       Accr      N-Accr     N-Accr      OREO       OREO
     Quarter          $*        %         $*         %          $*         %          $*         %
      Ended                   Assets                Assets               Assets                Assets
  ----------------------------------------------------------------------------------------------------
    03/31/04       $2,326     1.87%     $1,860      1.50%      $391       0.31%       $75       0.06%
    12/31/03        2,066     1.63%      1,492      1.18%       340       0.27%       234       0.19%
    09/30/03        2,002     1.52%      1,316      1.01%       528       0.40%       158       0.12%
    06/30/03        1,518     1.12%        672      0.50%       771       0.57%        75       0.06%
    03/31/03        1,823     1.34%      1,056      0.78%       656       0.48%       111       0.08%

* All dollar values are shown in thousands.

         At March 31, 2004 our NPA total included a commercial real estate loan with a balance of $561,000. The Company has a first priority lien on the real estate which secures this loan and we have the personal guarantees of the borrowers. During the first quarter of 2004 the borrower made reductions to the outstanding principal of this loan and paid the loan current. Due to improving conditions with the borrower, the Company will likely remove it from the "Substandard" category before the end of the second quarter of 2004. In addition to this one loan there are four other loans where the Company holds first priority liens on the real estate which total $423,000. At March 31, 2004, $984,000 of total NPA's are represented by these five real estate loans. The Company expects to remove all five of these loans from total NPA by June 30, 2004 without incurring any charges to ALL. Removing the balance represented by these five loans from our March 31, 2004 delinquency totals would reduce our NPA's at quarter end down to $1.3 million, or 1.08% of assets.

         Lawrence Financial reported earnings for the first quarter ended March 31, 2004, of $72,000 compared to $127,000 for the same period in 2003. Net interest income was $1.2 million for the three months ended March 31, 2004, a decrease of $140,000, or 11%, compared to the three months ended March 31, 2003. Net interest margin for the first quarter of 2004 averaged 4.08% compared to 4.11% for the same period in 2003. For the three months ending March 31, 2004, the average yield on earning assets was 5.70%, a decrease of 57 basis points when compared to the same period in 2003. The majority of the reduction in yield was offset by a reduction in the average cost of funding for earning assets which was 1.61% for the first quarter of 2004, a decrease of 54 basis points when compared to the same period in 2003. This reduction in cost was generated by changes in both the mix of, and the rate paid for, interest bearing deposits. The Company had no borrowed funds during the quarter.

         Non-interest income decreased $79,000, or 26%, for the three month period as compared to the same period ended March 31, 2003. The Company recognized $221,000 in non-interest income in the first quarter of 2004 compared to $300,000 during the same period in 2003. The decrease was due primarily to reduced gains from the sale of securities. In the first quarter of 2004 the Company recognized $75,000 in gains from the sale of securities however, in the first quarter of 2003, the Company recognized $153,000 in gains from the sale of securities and a loss of ($15,000) from the sale of assets.

         Non-interest expense decreased $29,000, or 3%, for the three months ended March 31, 2004, as compared to the same period in 2003. The Company experienced a $55,000, or 11%, increase in salaries, wages and benefits paid during the first quarter of 2004 compared to the same period in 2003 which reflects: increased salaries and wages of $42,000, or 14%, due to the creation of the operation and proof areas within the Company's banking subsidiary; medical insurance costs increased by $8,000, or 23%; and all other expenses within this category increased a net of $5,000. The Company froze 2004 salaries and wages at 2003 levels to help offset rising benefit costs. First quarter 2004 data processing expenses decreased $103,000, or 53%, when compared to the same period in 2003, with $50,000 of the decrease directly related to costs incurred in 2003 as the Company prepared for the July, 2003 conversion to a new data processing provider. In addition to increased salaries, wages and benefits, fees related to outside professional services, audit and legal services, have increased by $13,000, or 14%, in the first three months of 2004 when compared to the same period in 2003.

         Provision for loan loss was $180,000, a decrease of $120,000, or 40%, for the three month period ending March 31, 2004 when compared to the same period in 2003. At March 31, 2004, the Company's allowance for loan losses as a percentage of gross loans outstanding remained unchanged at 1.24%, when compared to totals at March 31, 2003. Management considers the Company to be adequately reserved and will assess the need for additional reserves on at least a quarterly basis.

         Stockholders' equity at March 31, 2004, was $14.2 million, or 11% of total assets. This balance is an increase of $147,000, or 1%, when compared to stockholder's equity at December 31, 2003. The increase reflects a reduction in unrealized losses related to the Company's investment portfolio and current year earnings for the period. At March 31, 2004 book value per share was $21.80 compared to $21.55 at December 31, 2003.

         Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.



                  This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

                        LAWRENCE FINANCIAL HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)
                   IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS


                                                     Three Months Ended
                                                         March 31,
                                                  2004                2003
                                                  ----                ----
Operating Data:

Total interest income                         $  1,614            $  1,978
Total interest expense                             457                 681
                                                 -----               -----
   Net interest income                           1,157               1,297
Provision for loan losses                          180                 300
                                                 -----               -----
   Net interest income after
      provision for loan losses               $    977            $    997
Non-interest income                                146                 147
Gain or (Loss) on sale                              75                 153
Non-interest expense                             1,097               1,126
                                                 -----               -----
   Income before income taxes                 $    101            $    171
Income taxes                                        29                  44
                                                 -----               -----
   Net income                                 $     72            $    127
                                                 =====               =====

Per Common Share Data:
   Basic:
       Net Income                             $   0.12            $   0.20
       Avg Shares Outstanding                  604,491             633,122
   Diluted:
       Net Income                             $   0.11            $   0.20
       Avg Shares Outstanding                  628,285             644,535

Cash Dividends Per Common Share Declared:     $   0.07            $   0.07

Return on Average Equity:                         2.05%               3.52%

Return on Average Assets:                         0.23%               0.38%

                        LAWRENCE FINANCIAL HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS - CONTINUED
                                   (UNAUDITED)
                             IN THOUSANDS OF DOLLARS



                                        March 31,     December 31,    March 31,
                                          2004           2003           2003
                                     --------------  -------------   -----------
Selected Financial Condition Data:

Total assets                           $ 124,251     $  125,462      $  136,081
Cash and cash equivalents                 14,838         10,643          14,992
Investment securities                     23,484         26,886          18,599
Gross loans receivable                    80,056         81,897          96,571
Allowance for loan losses                    991          1,014           1,201
Loans receivable, net                     79,065         80,883          95,370
Deposits                                 109,620        110,996         121,139
Federal Home Loan Bank advances               --             --              --
Stockholders' equity                      14,172         14,025          14,252



--------------------------------------------------------------------------------

FOR MORE INFORMATION PLEASE CONTACT:

         Lawrence Financial Holdings, Inc.
         Jack Blair, President and CEO
                     or
         RobRoy Walters, SVP and CFO
         311 South Fifth Street
         Ironton, Ohio 45638

         Phone: (740) 532-0263
         Fax:   (740) 532-1885